IONICS, INCORPORATED
__________________________________________________________________________
                               86,458 Shares
                               Common Stock
__________________________________________________________________________

    This Prospectus relates to the offer and sale of up to an aggregate of 86,458 shares of Common Stock, $1.00 par value per share (the "Shares"), of Ionics, Incorporated ("Ionics" or the "Company"), by eleven Company shareholders (the "Selling Shareholders"). The Selling Shareholders may sell the Shares at market prices prevailing at the time of the sale or at prices otherwise negotiated, or may transfer a portion of the Shares by way of gift. See "PLAN OF DISTRIBUTION." The Selling Shareholders and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS."

    None of the proceeds from the resale of the Shares will be received by the Company. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

    The Company's Common Stock is traded on the New York Stock Exchange under the symbol "ION." The last reported sale price for the Common Stock on January 24, 1997 was $47, as reported by the New York Stock Exchange.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is January 27, 1997.








                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed for trading on the New York Stock Exchange and such material may also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York.

    The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Room 1024, Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                   INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference as of their respective dates (File No. 1-7211):

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996;

    3. The section entitled "Description of Securities to be Registered" contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1990.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests for such copies should be directed to Stephen Korn, Clerk, Ionics, Incorporated, 65 Grove Street, Watertown,
Massachusetts  02172 (telephone: 617-926-2500).

                                THE COMPANY

    Ionics is a separations technology company involved worldwide in the manufacture and sale of membranes and related equipment for the purification, concentration, treatment and analysis of water and wastewater, in the supply of purified water, food and chemical products, and in the sale of bottled water and home water purifiers. The Company's business activities are divided into three segments: membranes and related equipment; water, food and chemical supply; and consumer products.

    Ionics was incorporated in Massachusetts in 1948. The Company's principal executive offices are located at 65 Grove Street, Watertown, Massachusetts 02172 and its telephone number is (617) 926-2500.

                              USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                           SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Shares as of January 1, 1997 and the number of Shares which may be offered for the account of the Selling Shareholders from time to time:

                                 Shares         Shares To      Shares
                                Beneficially    be Sold      Beneficially
                                Owned Prior     in the       Owned After
Selling Shareholder           to the Offering   Offering     the Offering(1)
Walter W. Hayden                   1,763           1,763         0
217 Conifer Terrace
Danville, CA  94506-4566

Mark J. Stone                      4,192           4,192         0
120 East 36th Street, #11E
New York, NY  10016

William C. Blansett                2,089           2,084         0
Simpson Bay Yacht Club #8
St. Maarten N.A.

William A. Cangieter               1,042           1,042         0
116 Cole Bay
St. Maarten, N.A.

Edward J. Hadeed                     251(2)            1        250(2)
P.O. Box 665
St. Johns, Antigua, W.I.

Christian S. Miller               63,262(3)       30,131     33,131(3)
20440 Glen Brae Dr.
Saratoga, CA  95070

David L. Grunau                   40,287(4)       19,644     20,643(4)
30 Harbor Cove Way
Mill Valley, CA  94941

Michael B. Nelson                 44,820(5)       21,910     22,910(5)
7465 Rollingdell Drive
Cupertino, CA  95014







                                     Shares         Shares To     Shares
                                    Beneficially    be Sold     Beneficially
                                    Owned Prior     in the      Owned After
Selling Shareholder               to the Offering   Offering    the Offering(1)
Dean E. Bedford                        4,258(6)      2,758         1,500(6)
P.O. Box 951
Road Town, Tortola, B.V.I.

Laura Miller (7)                         229           229             0
20440 Glen Brae Dr.
Saratoga, CA  95070

Anna Miller (7)                          229           229             0
20440 Glen Brae Dr.
Saratoga, CA  95070

Mark Keenan                            2,475         2,475             0
716 Cardegan Drive
Sunnyvale, CA  94087

<FN1>
(1) Assumes all Shares offered are sold. In each case, number represents less than 1% of the outstanding Common Stock.
<FN2>
(2) Includes 250 shares subject to options, as to which Mr. Hadeed has the right to acquire beneficial ownership.
<FN3>
(3) Includes 3,000 shares subject to options, as to which Mr. Miller has the right to acquire beneficial ownership.
<FN4>
(4) Includes 1,000 shares subject to options, as to which Mr. Grunau has the right to acquire beneficial ownership.
<FN5>
(5) Includes 1,000 shares subject to options, as to which Mr. Nelson has the right to acquire beneficial ownership.
<FN6>
(6) Includes 1,500 shares subject to options, as to which Mr. Bedford has the right to acquire beneficial ownership.
<FN7>
(7) Shares were transferred by gift from Christian S. Miller, who disclaims beneficial ownership of these Shares.









                           PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time by the Selling Shareholders acting as principals for their own account. The Company is responsible for all expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay brokerage commissions or other charges and expenses incurred in the sale of the Shares. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

    The distribution of the Shares by the Selling Shareholders is not currently subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest from time to time, and the Company believes that it is the intention of the Selling Shareholders to complete such sales within ninety (90) days of the date of this Prospectus. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the New York Stock Exchange or on any other exchange on which the Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Shareholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Shareholders will effect such transactions by selling Shares through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees which will be paid by the Selling Shareholders. Such brokers or dealers and the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation. One or more Selling Shareholders may also transfer some of their Shares by way of gift pursuant to this Prospectus.

    The Company will provide a copy of this Prospectus to the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

    State Street Bank & Trust Company, c/o Boston Equiserve, 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent for the Company's Common Stock.

                               LEGAL MATTERS

    Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company by Stephen Korn, Vice President and General Counsel of the Company. Mr. Korn beneficially owns 81,555 shares of Common Stock, which number includes 80,000 shares subject to options, as to which Mr. Korn has the right to acquire beneficial ownership, and 332 shares (as of September 30, 1996) in the Company's Section 401(k) Plan for the account of Mr. Korn.

                                  EXPERTS

    The consolidated financial statements and schedule of Ionics, Incorporated and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been so incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

No dealer, salesperson or any other
person has been authorized to give any
information or to make any representations
not contained in this Prospectus and, if
given or made, such information or
representations must not be relied upon
as having been authorized by the Company.
This Prospectus does not constitute an                86,458 Shares
offer to sell, or a solicitation of an
offer to sell, any securities other than
the registered securities to which it               IONICS, INCORPORATED
relates, or an offer to or solicitation
of any person in any jurisdiction where
such an offer or solicitation would be
unlawful.  Neither the delivery of this                Common Stock
Prospectus nor any sale made hereunder
shall, under any circumstances, create
an implication that the information
contained herein is correct as of any
time subsequent to the date hereof.

_______________________________________
                                                    _____________________
      TABLE OF CONTENTS
                          Page                           PROSPECTUS
                                                    _____________________
Available Information......... 2
Information Incorporated by
 Reference.................... 2
The Company................... 3
Use of Proceeds............... 3
Selling Shareholders.......... 4
Plan of Distribution.......... 6
Legal Matters................. 7
Experts....................... 7                       January 27, 1997